Exhibit 99.1

The following information updates and supersedes the information furnished in Exhibit 99.2 (the “Previously-furnished Information”) to the Current Report on Form 8-K filed by Motient Corporation on January 30, 2007. Terms that are defined in the Previously-furnished Information and used herein shall have the respective meanings given to them in the Previously-furnished information.

Risk factors – Risks related to our business:

The risk factor entitled “We need substantial further financing to develop and construct our network” is hereby superseded by the following:

We need substantial further financing to develop and construct our network.

We expect to require significant funding to finance the execution of our business strategy, including funds for the construction and launch of our satellites and for our ancillary terrestrial network buildout.

As of December 31, 2006, we had aggregate contractual payment obligations of approximately $353.6 million, consisting of (1) approximately $218.0 million under our satellite construction agreement with Space Systems/Loral, Inc., or Loral, for our satellites, or TerreStar-1 and TerreStar-2, (2) approximately $103.1 million under our launch contract with Arianespace, (3) approximately $23.3 million under our ground-based beam forming earth station, or GBBF earth station construction contract with Hughes Network systems, LLC, or Hughes, (4) approximately $3.8 million under our site-hosting agreement with Hughes, which provides for the physical location of, and services related to, our GBBF earth station in Las Vegas, Nevada and (5) approximately $5.4 million under the leases for our facilities in Reston, Virginia and Richardson Park, Texas. Of this aggregate amount, approximately $263.6 million is due in 2007.

In January 2007, we entered into an agreement with Loral for satellite network integration services under which we incurred an additional obligation of $22.5 million. Of this amount, $2.3 million was paid in 2006 and $6.0 million is due in 2007.

In addition, in 2007, we expect to incur additional capital expenditures of $40.0 million to $50.0 million for launch insurance for TerreStar-1 and approximately $170.0 million to $220.0 million for the development of our satellite ground operation and integration, universal chipset™ architecture and related devices and other ATC-related capital expenditures. We also expect to enter into a site-hosting agreement for the location of our GBBF earth station in Allan Park, Ontario, Canada.

We will need to seek financing to meet our funding requirements but we cannot assure you that we will obtain such financing on favorable terms or at all.

Commencing in 2008, we expect to make substantial capital expenditures, primarily for the terrestrial component buildout of our network. We anticipate focusing the buildout of the terrestrial component of our network initially in several key markets, with further expansion based on customer requirements. We estimate that the cost to establish terrestrial coverage could require, on average, between $40.0 million and $60.0 million per market. We will also require funds for working capital, business software development, interest on borrowings, financing costs and operating expenses until some time after the commencement of commercial operations.

The cost of building and deploying our network could exceed our estimates. For example, our cost to build, launch and insure TerreStar-2 and the associated GBBF earth stations could be substantially greater than those relating to TerreStar-1, particularly if we modify TerreStar-2. Furthermore, the costs for the buildout of the terrestrial component of our network could be greater, perhaps significantly, than our current estimates due to changing costs of supplies, market conditions and other factors over which we have no control. The rate at which we build out the terrestrial component of our network will also depend on customer requirements.

If we require more funding than we currently anticipate, or we cannot meet our financing needs, our ability to operate our business, our financial condition and our results of operation could be adversely affected.

Business – Our strengths:

The description under the bullet “Relationship with established vendors” is hereby superseded by the following:

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Relationships with established vendors. We have contracted with several vendors that possess leading market positions and relevant expertise in the particular areas in which we have procured their services. We believe these vendor relationships are a testament to our collective vision to create an advanced communications network. Our vendors include: Loral—satellite construction and network integration; Hughes—GBBF earth stations, site-hosting agreement for the location of our GBBF earth station in Las Vegas, Nevada and universal chipset™ architecture; CGI-AMS and Accenture—design and deployment of IT and OSS and BSS; and other multi-national equipment vendors—universal chipset™ architecture and device integration.

Business – Our network – Space segment:

The following information is added:

In December 2006, we entered into a site-hosting agreement with Hughes, which provides for the physical location of, and hosting services related to, our GBBF earth station in Las Vegas, Nevada.

Business – Competition:

(1) The following information is added at the end of the third bullet point under the heading “National and regional wireless carriers”:

Bell Mobility is a wholly-owned subsidiary of BCE. BCE’s interests may therefore not be aligned with ours.

(2) The first paragraph under the heading “Other competitors” is hereby superseded by the following:

The provision of fixed wireless broadband access by companies other than existing wireless carriers, such as Clearwire Corporation, and wireless Internet service providers may compete directly with certain of our wireless broadband offerings. BCE, through its wholly-owned subsidiary, Bell Canada, owns a minority interest in Clearwire Corporation. BCE’s interests may therefore not be aligned with ours. We believe our contiguous nationwide coverage, all IP-based, open network design and ability to offer value-added managed services will differentiate us from these service providers.

Business – Our relationship with TMI Communications and TerreStar Canada:

The fourth paragraph under “TerreStar Canada Shareholders’ Agreement” is hereby superseded by the following:

Under the TerreStar Canada Shareholder’s Agreement and subject to Industry Canada approval, TerreStar will have the right, subject to applicable law and regulations, to purchase directly, or to designate an eligible purchaser to purchase, all (but not less than all) of TMI Communications’ and every other BCE Group Member’s equity interests in TerreStar Canada Holdings for a purchase price equal to the greater of the fair market value of such shares on the date TerreStar provides notice of its election to purchase the shares and $3.5 million for each year from the Disposition Date (as defined below) until the closing occurs, with partial years prorated, or the Designated Price.

Business — Legal proceedings:

The following information is added:

On February 5, 2007, TerreStar and Motient each received a document subpoena issued by a federal grand jury in the Northern District of New York. The subpoenas were issued to each company’s Custodian of Records and request any documents in the companies’ possession relating to New York State Senator Joseph Bruno, Jared Abbruzzese, the former chairman of the board of directors of TerreStar, and certain individuals and companies affiliated with them. At this time, there is no indication that either TerreStar or Motient is a target of the investigation. TerreStar and Motient intend to fully cooperate with the grand jury in connection with the investigation.

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